EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-74984) pertaining to the Pilgrim's Pride Corporation Employee Stock Investment Plan,

(2)	Registration Statement (Form S-8 No. 333-111929) pertaining to the Pilgrim's Pride Corporation Employee Stock Investment Plan,

(3)	Registration Statement (Form S-8 No. 333-163639) pertaining to the Amended and Restated Employment Agreement Plan of Pilgrim's Pride Corporation,

(4)	Registration Statement (Form S-8 No. 333-179563) pertaining to the Pilgrim's Pride Retirement Savings Plan and the To-Ricos Employee Savings and Retirement Plan,

(5)	Registration Statement (Form S-8 No. 333-182586) pertaining to the Pilgrim's Pride Corporation Long Term Incentive Plan, and

(6)	Registration Statement (Form S-8 No. 333-186934) pertaining to the Restricted Share Agreement between Pilgrim's Pride Corporation and William W. Lovette;

of our report dated February 17, 2012, with respect to the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in “Note 13. Stockholders’ Equity,” and schedule of Pilgrim's Pride Corporation included in this Annual Report (Form 10-K) of Pilgrim's Pride Corporation for the year ended December 29, 2013.

/s/ Ernst & Young LLP
Denver, Colorado
February 20, 2014